September 24, 2007

Paul Farris
212 W. 10th Street, Unit #13
Charlotte, NC 28202

Re: Terms of Employment

Dear Paul:

We are pleased to inform you that after careful consideration Kiwibox Media, Inc. (the "Company") has decided to extend this offer of employment. Kiwibox Media, Inc. is a wholly owned subsidiary of Magnitude Information Systems, Inc. (Magnitude). Please note after your acceptance of this offer, the Company may check references to confirm accuracy of your resume. This letter sets forth the terms of the offer, which, if you accept, will form the basis for an agreement between you and Kiwibox.

You will be employed in the position of Director, Business Development and will report to Lin Dai, CEO of Kiwibox. Your first day of employment is scheduled for Monday, October 8, 2007.

Your compensation will be a salary at the annual rate of $90,000 payable in equal installments at the end of each regular payroll accounting period. You may also participate in health insurance and other benefit plans of the Company according to the benefit provider's terms and which may be amended or terminated from time to time.

Our employment relationship will be terminable at will, which means that either you or the Company may terminate your employment at any time and for any reason or for no reason with or without notice. The Company has a three (3) month probation and evaluation period. During that period, your position and performance will be evaluated. The Company agrees that it will pay you, at a minimum, for the first ninety (90) days of employment. Therefore, if the Company terminates your employment prior to your first ninety (90) days, the Company will make a lump sum severance payment calculated as ninety (90) days minus the number of days worked. However, if your termination is for reason of gross negligence, you will not be due this severance payment.

In addition to the salary, Kiwibox shall issue to you incentive and performance based non-qualified stock options. All stock options shall be issued to you with an exercise price based on the closing market price set by the public markets on the date of issue. Please note that all stock options are subject to final approval by Magnitude's Board of Directors. Therefore, as part of your employment agreement, you will be provided the following incentive and performance based non-qualified stock options:

PF

500,000 Non-Qualified Incentive Stock Options: These incentive based options will vest (i.e., become exercisable) in three equal installments over three (3) years; one-third shall vest on the first anniversary of your employment date, one-third shall vest on the second anniversary of your employment date, and one-third shall vest on the third anniversary of your employment date.

500,000 Non-Qualified Performance Stock Options: The performance stock options will vest (i.e. become exercisable) in two installments as outlined below:

First Year of employment: 250,000 options upon the first anniversary of your employment date provided that the Kiwibox Business has received no less than an average 645,000 Unique Visitors (defined below) during either the 10th, 11th or 12th month during the first year of your employment, or (ii) 125,000 options upon the first anniversary of your employment date provided that the Kiwibox Business has received no less than an average 430,000 Unique Visitors (defined below) during either the 10th, 11th or 12th month during the first year of your employment, or (iii) 62,500 options upon the first anniversary of your employment date provided that the Kiwibox Business has received no less than an average 215,000 Unique Visitors (defined below) during either the 10th, 11th or 12th month during the first year of your employment.

Second Year of employment: 250,000 options upon the second anniversary of your employment date provided that the Kiwibox Business has received no less than an average 1,650,000 Unique Visitors (defined below) during either the 10th, 11th or 12th month during the second year of your employment, or (ii) 125,000 options upon the second anniversary of your employment date provided that the Kiwibox Business has received no less than an average 1,100,000 Unique Visitors (defined below) during either the 10th, 11th or 12th month during the second year of your employment, or (iii) 62,500 options upon the second anniversary of your employment date provided that the Kiwibox Business has received no less than an average 550,000 Unique Visitors (defined below) during either the 10th, 11th or 12th month during the second year of your employment.

Unique Visitors: The number of Unique Visitors will be determined using "Google Analytics".

In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of New York. Jurisdiction for resolution of any disputes shall be solely in New York.

You also will be subject to the Company's Confidentiality and Invention Assignment Agreement, which is enclosed with this letter and must be signed and returned to the Company.

PF

By signing below, you not only accept the terms and conditions of this offer, but also represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected services.

Upon your acceptance this letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). The terms of your employment may in the future be amended, but only by in writing and which is signed by both you and, on behalf of the Company, by a duly authorized officer.

Upon your acceptance, the company will draft a formal employment agreement which will restate the provision of the agreement contained herein and will become the final binding instrument for your employment.

If these terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom and return it to Mr Lin Dai, CEO of Kiwibox Media, Inc. prior to September 28, 2007.

We sincerely hope you accept this offer and look forward to you becoming part of the Kiwibox management team.

Sincerely,
Kiwibox Media, Inc.

By: /s/ Lin Dai
Lin Dai
Title: CEO

Agreed and Accepted:
Paul [signature]
[Prospective Employee]

Date: 9/24/07

PF